UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Foley II, William P
   401 W. Carl Karcher Way
   Anaheim, CA  92801
   Orange
2. Issuer Name and Ticker or Trading Symbol
   CKE Restaurants, Inc.
   CKR
3. IRS or Social Security Number of Reporting Person (Voluntary)
   33-0602639
4. Statement for Month/Year
   April 30, 1999
5. If Amendment, Date of Original (Month/Year)
   April 30, 1999
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   CEO, Chairman of the Board
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Common Stock               |4/19/9|J(1)|V|218               |A  |26.437     |                   |      |                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |4/20/9|J(1)|V|5,797             |A  |19.109     |19,083             |D-ESPP|                           |
                           |9     |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |627,155            |I     |by FNF                     |
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Common Stock               |      |    | |                  |   |           |478,705            |I     |by Folco Dev               |
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Common Stock               |      |    | |                  |   |           |3,893,881          |I     |by Cannae L/P              |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Non Qualified Stock Op|14.50   |4/9/9|J(2)|V|179,312    |A  |(3)  |4/9/2|Common Stock|179,312|       |            |   |            |
tions                 |        |9    |    | |           |   |     |009  |            |       |       |            |   |            |
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Incentive Stock Option|14.50   |4/9/9|J(2)|V|6,896      |A  |(4)  |4/9/2|Common Stock|6,896  |       |            |   |            |
s                     |        |9    |    | |           |   |     |009  |            |       |       |            |   |            |
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Incentive Stock Option|14.50   |4/9/9|J(2)|V|6,896      |A  |(5)  |4/9/2|Common Stock|6,896  |       |            |   |            |
s                     |        |9    |    | |           |   |     |009  |            |       |       |            |   |            |
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Incentive Stock Option|14.50   |4/9/9|J(2)|V|6,896      |A  |(6)  |4/9/2|Common Stock|6,896  |       |1,492,163   |D  |            |
s                     |        |9    |    | |           |   |     |009  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Purchased pursuant to the CKE Restaurants, Inc. 1994 Employee Stock Purchase Plan.
(2) Granted pursuant to the CKE Restaurants, Inc. 1999 Stock Incentive Plan, which is exempt under SEC Rule
16(b)(3).
(3) Exercisable one-third on the grant date and one third on each of the first two anniversaries of the grant date.
(4) Exercisable on grant date; however, as an ISO, if exercised prior to one year from grant date, the options become non-qualified stock options.
(5) Exercisable one year from grant
date.
(6) Exercisable two years from grant
date.